HEI Exhibit 99
NEWS RELEASE
August 2, 2019

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Director, Investor Relations & Strategic Planning	E-mail: ir@hei.com

HEI REPORTS SECOND QUARTER 2019 EARNINGS

2Q 2019 Diluted Earnings Per Share (EPS) of $0.39
Utility Collaborating with Stakeholders to Achieve Clean Energy Future
Good Loan and Deposit Growth at Bank

HONOLULU - Hawaiian Electric Industries, Inc. (NYSE - HE) (HEI) today reported consolidated net income for common stock for the second quarter of 2019 of $42.5 million and diluted earnings per share of $0.39 compared to $46.1 million and EPS of $0.42 for the second quarter of 2018.
“HEI’s earnings for the second quarter of 2019 are in line with our expectations for the year, and we are making great strides on our strategies across our enterprise,” said Constance H. Lau, president and CEO of HEI.
“Together with our stakeholders, our utilities are working hard to reach our state’s ambitious clean energy and carbon neutrality goals while delivering affordable, reliable energy for customers and ensuring system resilience. We recently commenced one of the largest renewables procurement processes ever undertaken by a U.S. utility—seeking up to 900 megawatts of new renewable generation, along with storage and grid services—even faster than planned.”
“Our bank results were below recent quarters’ performance due to volatility in American’s investment portfolio driven by the lower interest rate environment as well as higher credit costs, including for one commercial exposure. The bank continued to deliver strong net interest margin, good loan and deposit growth and improving year-over-year efficiency. We are already seeing many of the benefits we anticipated from the consolidation of the bank’s non-branch teammates into the new ASB Campus and we are confident in the future improvements American will deliver for our stakeholders,” said Lau.

HAWAIIAN ELECTRIC COMPANY EARNINGS
Hawaiian Electric Company’s1 net income for the second quarter of 2019 was $32.6 million compared to $31.2 million in the second quarter of 2018, primarily driven by the following after-tax items:

•
$6.5 million revenue increase resulting from rate increases and higher rate adjustment mechanism (RAM) revenues; the revenue increase included $3.6 million from Hawaiian Electric (Oahu), $2.4 million from Maui Electric (Maui County) and $0.5 million from Hawaii Electric Light (Hawaii Island); and

•	$3.3 million revenue increase from recovery of the Schofield generation project under the major project interim recovery (MPIR) mechanism.
These items were partially offset by the following after-tax items:

•
$4.5 million higher operations and maintenance expenses[2] compared to the second quarter of 2018, primarily due to higher overhaul expenses and generating station preventative maintenance and repairs, partially offset by the absence of Hawaii Island lava eruption response costs experienced in 2018;

•	$2.6 million higher depreciation expense due to increasing investments for the integration of more renewable energy, improved customer reliability and greater system efficiency; and

•
$0.9 million lower net income resulting from the inclusion of outages for preventative underground circuit maintenance in determining 2018 performance under the reliability performance incentive mechanism.

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Note:  Amounts indicated as after-tax in this earnings release are based upon adjusting items using the current year composite statutory tax rates of 25.75% for the utilities and 26.79% for the bank.
1 Hawaiian Electric Company, unless otherwise defined, refers to the three utilities, Hawaiian Electric Company, Inc. on Oahu, Hawaii Electric Light Company, Inc. on Hawaii Island, and Maui Electric Company, Limited, serving Maui County.

2 Excludes net income neutral expenses covered by surcharges or by third parties. See the “Explanation of HEI’s Use of Certain Unaudited Non-GAAP Measures” and the related reconciliation accompanying this release.

AMERICAN SAVINGS BANK EARNINGS
American Savings Bank’s (American) second quarter of 2019 net income was $17.0 million compared to $20.8 million in the first, or linked, quarter and $20.6 million in the prior year quarter.
The decrease in net income compared to the linked quarter was primarily due to lower net interest income resulting from an increase in amortization of premiums in the investment securities portfolio, as well as a higher provision for loan losses due to increased loss reserves for one commercial credit, increased reserves for loan portfolio growth, and additional loss reserves for the personal unsecured loan portfolio.
Compared to the second quarter of 2018, the decrease in net income was primarily driven by a higher provision for loan losses due to an increase in loan loss reserves for the personal unsecured loan portfolio, and a lower provision in the prior year due to a release of reserves for improved credit quality in the commercial, commercial real estate and home equity line of credit loan portfolios.
Total loans were $5.0 billion as of June 30, 2019, up $164.5 million or 6.8% annualized from December 31, 2018, driven mainly by increases in commercial loans, home equity lines of credit, and residential loans.
Total deposits were $6.3 billion at June 30, 2019, an increase of $98.5 million or 3.2% annualized from December 31, 2018. Low-cost core deposits were $5.4 billion as of June 30, 2019.
American’s return on average equity was 10.5% in the second quarter of 2019 compared to 13.1% in the first quarter of 2019 and 13.6% in the prior year quarter.3 Return on average assets was 0.96% in the second quarter of 2019 compared to 1.18% in the first quarter of 2019 and 1.20% in the second quarter of 2018.
Please refer to American’s news release issued on July 30, 2019 for additional information on American.

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3 Bank return on average equity calculated using weighted average daily common equity.

HOLDING AND OTHER COMPANIES
The holding and other companies’ net loss was $7.1 million in the second quarter of 2019 compared to $5.7 million in the prior year quarter. The higher net loss was primarily due to higher interest expense, higher HEI corporate expenses, and lower Pacific Current net income due primarily to the hiring of a management team at Pacific Current.
DIRECTOR APPPOINTED TO FILL VACANCY OF RETIRING HEI BOARD MEMBER
On July 31, 2019, the HEI Board elected Micah A. Kane to serve as a director of HEI and a member of its Nominating and Corporate Governance (NCG) Committee, both effective August 1, 2019. Mr. Kane was elected to fill the vacancies on the Board and on the NCG Committee created by the retirement of Dr. James K. Scott, who retired from the Board effective July 31, 2019.
Mr. Kane’s extensive leadership experience and in-depth understanding of the communities HEI serves will add to the Board’s oversight of HEI’s Hawaii-focused strategy and operations. Among other leadership roles, Mr. Kane’s experience includes serving as President and CEO of Hawaii Community Foundation; as a trustee of Kamehameha Schools, a private school system established under the will of Princess Bernice Pauahi Bishop to educate Native Hawaiians; and as a director on the board of HEI’s electric utility subsidiary, Hawaiian Electric Company.
WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND EPS GUIDANCE
HEI will conduct a webcast and conference call to review its second quarter 2019 earnings and 2019 EPS guidance on Friday, August 2, 2019, at 10:15 a.m. Hawaii time (4:15 p.m. Eastern time).
Interested parties within the United States may listen to the conference by calling (844) 834-0652 and international parties may listen to the conference by calling (412) 317-5198 or by accessing the webcast on HEI’s website at www.hei.com under the “Investor Relations” section, sub-heading “News and Events.”  HEI and Hawaiian Electric Company intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section.

Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website at www.hei.com in addition to following HEI’s, Hawaiian Electric Company’s and American’s press releases, HEI’s and Hawaiian Electric Company’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric Company’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric Company’s SEC filings.
An online replay of the webcast will be available at www.hei.com beginning about two hours after the event. Replays of the conference call will also be available approximately two hours after the event through August 16, 2019, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode: 10131926.
HEI supplies power to approximately 95% of Hawaii’s population through its electric utilities, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited; provides a wide array of banking and other financial services to consumers and businesses through American Savings Bank, one of Hawaii’s largest financial institutions; and helps advance Hawaii’s clean energy and sustainability goals through investments by its non-regulated subsidiary, Pacific Current, LLC.
NON-GAAP MEASURES
See “Explanation of HEI’s Use of Certain Unaudited Non-GAAP Measures” and related reconciliations on page 9 of this release.

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Hawaiian Electric Industries, Inc. (HEI) and Subsidiaries CONSOLIDATED STATEMENTS OF INCOME DATA (Unaudited)

	Three months ended June 30		Six months ended June 30
(in thousands, except per share amounts)	2019	2018	2019	2018
Revenues
Electric utility	$633,784	$608,126	$1,212,279	$1,178,553
Bank	81,687	77,104	164,739	152,523
Other	14	47	82	75
Total revenues	715,485	685,277	1,377,100	1,331,151
Expenses
Electric utility	578,090	552,982	1,100,025	1,072,040
Bank	60,435	50,187	117,365	100,719
Other	4,326	3,309	9,139	7,704
Total expenses	642,851	606,478	1,226,529	1,180,463
Operating income (loss)
Electric utility	55,694	55,144	112,254	106,513
Bank	21,252	26,917	47,374	51,804
Other	(4,312)	(3,262)	(9,057)	(7,629)
Total operating income	72,634	78,799	150,571	150,688
Retirement defined benefits expense—other than service costs	(761)	(1,564)	(1,524)	(3,397)
Interest expense, net—other than on deposit liabilities and other bank borrowings	(23,533)	(22,001)	(46,656)	(43,519)
Allowance for borrowed funds used during construction	1,179	1,365	2,257	2,809
Allowance for equity funds used during construction	3,175	2,983	6,085	6,277
Income before income taxes	52,694	59,582	110,733	112,858
Income taxes	9,709	13,055	21,587	25,611
Net income	42,985	46,527	89,146	87,247
Preferred stock dividends of subsidiaries	473	473	946	946
Net income for common stock	$42,512	$46,054	$88,200	$86,301
Basic earnings per common share	$0.39	$0.42	$0.81	$0.79
Diluted earnings per common share	$0.39	$0.42	$0.81	$0.79
Dividends declared per common share	$0.32	$0.31	$0.64	$0.62
Weighted-average number of common shares outstanding	108,938	108,842	108,925	108,830
Weighted-average shares assuming dilution	109,255	108,963	109,324	109,053
Net income (loss) for common stock by segment
Electric utility	$32,574	$31,169	$64,700	$58,644
Bank	17,016	20,561	37,855	39,521
Other	(7,078)	(5,676)	(14,355)	(11,864)
Net income for common stock	$42,512	$46,054	$88,200	$86,301
Comprehensive income attributable to Hawaiian Electric Industries, Inc.	$56,211	$42,229	$111,140	$69,703
Return on average common equity (twelve months ended)[1]			9.4%	8.6%

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.
Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.
1 On a core basis, 2019 and 2018 returns on average common equity (twelve months ended June 30) were 9.4% and 9.2%, respectively.  See reconciliation of GAAP to non-GAAP measures.

Hawaiian Electric Company, Inc. (Hawaiian Electric) and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended June 30		Six months ended June 30
($ in thousands, except per barrel amounts)	2019	2018	2019	2018
Revenues	$633,784	$608,126	$1,212,279	$1,178,553
Expenses
Fuel oil	181,620	171,717	342,229	338,685
Purchased power	162,854	160,738	297,299	300,648
Other operation and maintenance	119,260	112,642	237,390	220,252
Depreciation	53,913	50,361	107,860	100,827
Taxes, other than income taxes	60,443	57,524	115,247	111,628
Total expenses	578,090	552,982	1,100,025	1,072,040
Operating income	55,694	55,144	112,254	106,513
Allowance for equity funds used during construction	3,175	2,983	6,085	6,277
Retirement defined benefits expense—other than service costs	(701)	(988)	(1,404)	(2,252)
Interest expense and other charges, net	(18,530)	(18,160)	(36,516)	(35,854)
Allowance for borrowed funds used during construction	1,179	1,365	2,257	2,809
Income before income taxes	40,817	40,344	82,676	77,493
Income taxes	7,744	8,676	16,978	17,851
Net income	33,073	31,668	65,698	59,642
Preferred stock dividends of subsidiaries	229	229	458	458
Net income attributable to Hawaiian Electric	32,844	31,439	65,240	59,184
Preferred stock dividends of Hawaiian Electric	270	270	540	540
Net income for common stock	$32,574	$31,169	$64,700	$58,644
Comprehensive income attributable to Hawaiian Electric	$32,597	$31,195	$64,747	$58,701
OTHER ELECTRIC UTILITY INFORMATION
Kilowatthour sales (millions)
Hawaiian Electric	1,593	1,597	3,016	3,094
Hawaii Electric Light	253	262	498	519
Maui Electric	273	269	521	527
	2,119	2,128	4,035	4,140
Average fuel oil cost per barrel	$88.38	$81.84	$84.44	$81.26
Return on average common equity (twelve months ended)[1]			7.8%	7.2%

This information should be read in conjunction with the consolidated financial statements and the notes thereto in Hawaiian Electric filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.
1 Simple average. On a core basis, 2019 and 2018 returns on average common equity (twelve months ended June 30) were 7.8% and 7.7%, respectively.  See reconciliation of GAAP to non-GAAP measures.

American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Six months ended June 30
($ in thousands)	June 30, 2019	March 31, 2019	June 30, 2018	2019	2018
Interest and dividend income
Interest and fees on loans	$58,620	$57,860	$54,633	$116,480	$107,433
Interest and dividends on investment securities	7,535	10,628	8,628	18,163	17,830
Total interest and dividend income	66,155	68,488	63,261	134,643	125,263
Interest expense
Interest on deposit liabilities	4,287	4,252	3,284	8,539	6,241
Interest on other borrowings	411	528	393	939	889
Total interest expense	4,698	4,780	3,677	9,478	7,130
Net interest income	61,457	63,708	59,584	125,165	118,133
Provision for loan losses	7,688	6,870	2,763	14,558	6,304
Net interest income after provision for loan losses	53,769	56,838	56,821	110,607	111,829
Noninterest income
Fees from other financial services	4,798	4,562	4,744	9,360	9,398
Fee income on deposit liabilities	5,004	5,078	5,138	10,082	10,327
Fee income on other financial products	1,830	1,593	1,675	3,423	3,329
Bank-owned life insurance	2,390	2,259	1,133	4,649	2,004
Mortgage banking income	976	614	617	1,590	1,230
Other income, net	534	458	536	992	972
Total noninterest income	15,532	14,564	13,843	30,096	27,260
Noninterest expense
Compensation and employee benefits	25,750	25,512	23,655	51,262	48,095
Occupancy	5,479	4,670	4,194	10,149	8,474
Data processing	3,852	3,738	3,540	7,590	7,004
Services	2,606	2,426	3,028	5,032	6,075
Equipment	2,189	2,064	1,874	4,253	3,602
Office supplies, printing and postage	1,663	1,360	1,491	3,023	2,998
Marketing	1,323	990	1,085	2,313	1,730
FDIC insurance	628	626	727	1,254	1,440
Other expense	4,519	3,854	4,556	8,373	8,657
Total noninterest expense	48,009	45,240	44,150	93,249	88,075
Income before income taxes	21,292	26,162	26,514	47,454	51,014
Income taxes	4,276	5,323	5,953	9,599	11,493
Net income	$17,016	$20,839	$20,561	$37,855	$39,521
Comprehensive income	$31,291	$27,091	$16,579	$58,382	$23,464
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.96	1.18	1.20	1.07	1.16
Return on average equity	10.46	13.09	13.56	11.76	13.07
Return on average tangible common equity	11.97	15.03	15.68	13.48	15.13
Net interest margin	3.82	3.99	3.76	3.90	3.76
Efficiency ratio	62.36	57.80	60.13	60.06	60.58
Net charge-offs to average loans outstanding	0.29	0.39	0.32	0.34	0.30
As of period end
Nonaccrual loans to loans receivable held for investment	0.79	0.83	0.57
Allowance for loan losses to loans outstanding	1.17	1.12	1.11
Tangible common equity to tangible assets	8.2	8.1	7.6
Tier-1 leverage ratio	8.7	8.7	8.6
Total capital ratio	14.0	13.9	13.9
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$15.0	$18.0	$11.1	$33.0	$22.0

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.
Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

EXPLANATION OF HEI’S USE OF CERTAIN UNAUDITED NON-GAAP MEASURES
HEI and Hawaiian Electric Company management use certain non-GAAP measures, which exclude certain items that are not reflective of ongoing operations or that are not expected to reoccur, to evaluate the performance of HEI and the utility. Management believes these non-GAAP measures provide useful supplemental information and are a better indicator of the companies’ core operating activities. Core earnings and other financial measures as presented below may not be comparable to similarly titled measures used by other companies. The accompanying tables provide a reconciliation of reported GAAP1 earnings to non-GAAP core earnings and the adjusted return on average common equity (ROACE) for HEI and the utility.
The reconciling adjustments from GAAP earnings to core earnings exclude the 2017 impact of the federal tax reform act due to the adjustment of the deferred tax balances and the $1,000 non-executive employee bonuses paid by the bank related to federal tax reform. Management does not consider these items to be representative of the company’s fundamental core earnings. Management has shown adjusted non-GAAP (core) net income, adjusted non-GAAP (core) ROACE in order to provide better comparability of ROACE between periods.
The accompanying table also provides the calculation of utility GAAP other operation and maintenance (O&M) expense adjusted for “O&M-related net income neutral items,” which are O&M expenses covered by specific surcharges or by third parties. These “O&M-related net income neutral items” are grossed-up in revenue and expense and do not impact net income.

RECONCILIATION OF GAAP[1] TO NON-GAAP MEASURES
Hawaiian Electric Industries, Inc. and Subsidiaries (HEI)
Unaudited	Twelve months ended June 30
($ in millions)	2019	2018
HEI CONSOLIDATED NET INCOME
GAAP (as reported)	$203.7	$178.7
Excluding special items (after-tax):
One-time non-executive bank employee bonus related to federal tax reform	—	0.7
Federal tax reform impacts[2]	—	13.4
Non-GAAP (core) net income	$203.7	$192.9
HEI CONSOLIDATED AVERAGE COMMON EQUITY	$2,155.8	$2,089.0
HEI CONSOLIDATED RETURN ON AVERAGE COMMON EQUITY (ROACE) (simple average)
Based on GAAP	9.4%	8.6%
Based on non-GAAP (core)[3]	9.4%	9.2%

Note: Columns may not foot due to rounding
[1] Accounting principles generally accepted in the United States of America
[2] Reflects the lower rates enacted by federal tax reform, primarily the adjustments to reduce the unregulated net deferred tax asset balances
[3] Calculated as core net income divided by average GAAP common equity

RECONCILIATION OF GAAP[1] TO NON-GAAP MEASURES
Hawaiian Electric Company, Inc. (Hawaiian Electric) and Subsidiaries
Unaudited
			Twelve months ended June 30
($ in millions)			2019	2018
HAWAIIAN ELECTRIC CONSOLIDATED NET INCOME
GAAP (as reported)			$149.7	$131.5
Excluding special items (after-tax):
Federal tax reform impacts[2]			—	9.2
Non-GAAP (core) net income			$149.7	$140.7
HAWAIIAN ELECTRIC CONSOLIDATED AVERAGE COMMON EQUITY			$1,912.0	$1,827.9
HAWAIIAN ELECTRIC CONSOLIDATED RETURN ON AVERAGE COMMON EQUITY (ROACE) (simple average)
Based on GAAP			7.8%	7.2%
Based on non-GAAP (core)[3]			7.8%	7.7%

	Three months ended June 30		Six months ended June 30
($ in millions)	2019	2018	2019	2018
HAWAIIAN ELECTRIC CONSOLIDATED OTHER OPERATION AND MAINTENANCE (O&M) EXPENSE
GAAP (as reported)	$119.3	$112.6	$237.4	$220.3
Excluding other O&M-related net income neutral items[4]	0.4	0.1	0.5	0.5
Non-GAAP (Adjusted other O&M expense)	$118.9	$112.5	$236.9	$219.8
Note: Columns may not foot due to rounding
[1] Accounting principles generally accepted in the United States of America
[2] Reflects the lower rates enacted by federal tax reform, primarily the adjustments to reduce the unregulated net deferred tax asset balances
[3] Calculated as core net income divided by average GAAP common equity
[4] Expenses covered by surcharges or by third parties recorded in revenues